Exhibit 4.5
SECOND AMENDMENT AND LIMITED WAIVER TO THE CREDIT AGREEMENT
          SECOND AMENDMENT AND LIMITED WAIVER, dated as of October 29, 2010 (this “Amendment and Waiver”), to the CREDIT AGREEMENT, dated as of November 10, 2009, as amended by the First Amendment dated as of March 11, 2010 (the “Credit Agreement”), among Colt Defense LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to tithe parties to this Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.
W I T N E S S E T H:
          WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;
          WHEREAS, the Borrower has requested an amendment and a waiver with respect to the Credit Agreement as set forth herein; and
          WHEREAS, the Lenders and the Administrative Agent are willing to agree to such amendment and waiver with respect to the Credit Agreement, subject to the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:
          1. Waiver. Notwithstanding anything in the Credit Agreement to the contrary, the Lenders hereby waive compliance with the requirements of Section 7.1 of the Credit Agreement, for all test dates beginning with the fiscal quarter ended September 30, 2010 (the “Waiver Period”).
          2. Amendment to Section 1.1 (Defined Terms). Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of “L/C Commitment” with the following definition:
          “L/C Commitment”: $10,000,000.
          3. Amendment to Section 7.1 (Financial Condition Covenants). Section 7.1 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:
          “7.1. [Reserved].”
          4. Revolving Commitment Reduction. Effective on the Second Amendment Effective Date (as defined below), the aggregate Revolving Commitments shall automatically be permanently reduced to $10,000,000, such reduction to be allocated to the Lenders in the manner described in Section 2.13(a) of the Credit Agreement.

          5. Conversion of Facilities to $10,000,000 Letter of Credit Facility. Notwithstanding anything to the contrary in the Credit Agreement, unless otherwise agreed by the Required Lenders, (a) the Borrower shall not be permitted to borrow Term Loans or obtain Revolving Commitment Increases pursuant to Section 2.3 of the Credit Agreement, (b) the Borrower shall not be permitted to borrow Revolving Loans for any purpose other than to reimburse the amount of any draft paid under any Letter of Credit in accordance with Section 3.5 of the Credit Agreement and (c) the aggregate outstanding amount of L/C Obligations in respect of Letters of Credit issued to support obligations owing to suppliers or vendors or for similar purposes (“Specified L/C Obligations”) shall not at any time exceed $1,000,000. For the avoidance of doubt, (x) the limitation in clause (c) above shall not apply to Letters of Credit with respect to L/C Obligations other than Specified L/C Obligations and (y) the outstanding L/C Obligations as of the date of this Amendment and Waiver listed on Annex I hereto shall not be deemed Specified L/C Obligations. Concurrently with the delivery of any financial statements pursuant to Section 6.1 of the Credit Agreement, a Responsible Officer of the Borrower shall submit a certificate to the Administrative Agent listing each Letter of Credit outstanding as of the date of such certificate, together with a description in reasonable detail of the amount and purpose of each such Letter of Credit and a calculation of the Specified L/C Obligations. Failure to comply with the provisions of this Section 5 shall constitute an Event of Default for the purposes of the Credit Agreement and the other Loan Documents. The Credit Agreement shall be deemed to be amended to the extent necessary to reflect the provisions of this Section 5.
          6. Effectiveness. This Amendment and Waiver shall become effective on the date (the “Second Amendment Effective Date”) on which (a) the Administrative Agent and the Issuing Lender duly execute a counterpart of this Amendment and Waiver and the Administrative Agent notifies the Borrower that it has received counterparts of this Amendment and Waiver duly executed by the Company and the Required Lenders and (b) the Administrative Agent receives a consent fee for the account of each Lender equal to 0.75% of each Lender’s Revolving Commitment; provided that no Revolving Loans are outstanding on such date.
          7. Continuing Effect of the Credit Agreement. This Amendment and Waiver shall not constitute an amendment of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders or the Administrative Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.
          8. Counterparts. This Amendment and Waiver may be executed by the parties hereto in any number of separate counterparts (including by email or telecopy), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.
          9. GOVERNING LAW. THIS AMENDMENT AND WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

COLT DEFENSE LLC
By:	/s/ Jeffrey G. Grady
	Name:	Jeffrey G. Grady
	Title:	Senior Vice President and General Counsel

JPMORGAN CHASE BANK, NA., as Administrative Agent, as Issuing Lender and as a Lender
By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/ S.E. Saxe
	Name:	S.E. Saxe
	Title:	Authorized Signatory

Annex I

JPM		Liab			Expiry /					Auto	Final
Reference	Liab	Outstanding	Beneficiary	Release	Maturity			Purpose	Notification	Extension	Expiry
Number	Currency	Amount	Consent	Date	Date	Beneficiary Name	Purpose Code	Category	Period	Period	Date
TFTS- 821065	USD	25,626.63	N	MAR 30, 2010	MAR 29, 2011	INTESA SANPAOLO SPA	OTHER OBLIGATIONS (TRADE)	FINANCIAL	60 DAYS	12 MONTHS	JUL 30, 2012
TFTS- 851474	USD	211,127.00	N	JUN 07, 2010	JUN 04, 2011	COMMISSIONER, CONNECTICUT	OTHER OBLIGATIONS (TRADE)	FINANCIAL	120 DAYS	12 MONTHS	—
TFTS-	USD	95,742.00	N	MAR 19, 2010	DEC 14, 2010	BANCO DE CHILE	PERFORMANCE BONDS	PERFORMANCE	—	—	—
TFTS-	USD	43,616.61	N	SEP 17, 2010	SEP 15, 2011	BANCO PICHINCHA C.A.	PERFORMANCE BONDS	PERFORMANCE	—	—	—
TFTS- 823542	USD	362,016.90	N	MAR 26, 2010	MAR 25, 2011	BANGKOK BANK PUBLIC COMPANY LIMITED	PERFORMANCE BONDS	PERFORMANCE	60 DAYS	12 MONTHS	—
TFTS-	USD	12,239.00	N	MAY 12, 2010	MAY 10, 2011	NATIONAL BANK OF EGYPT	PERFORMANCE BONDS	PERFORMANCE	30 DAYS	12 MONTHS	MAY 10, 2012
TFTS-	USD	9,090.83	N	MAY 19, 2010	MAY 13, 2011	NATIONAL BANK OF EGYPT	PERFORMANCE BONDS	PERFORMANCE	30 DAYS	12 MONTHS	MAY 13, 2012
	Total	759,458.97